Exhibit 99.1

WPT Enterprises, Inc. Reports Third Quarter 2008 Financial Results

LOS ANGELES—WPT Enterprises, Inc. (Nasdaq: WPTE) today announced financial results for the third quarter ended September 28, 2008.  Business highlights for the quarter included the delivery of three episodes of Season Six of the World Poker Tour® (“WPT”) television series and signing a broadcast license agreement with Fox Sports Network (“FSN”) to air 26 all-new, one hour episodes of Season Seven of the WPT television series in the United States, across FSN’s national sports cable network.  Additional highlights included continued progress in the development of ClubWPT.com and the WPT China National Traktor Poker Tour™, and cost cutting measures designed to right size operations.  Subsequent to the end of the quarter, the Company began airing a new poker program in collaboration with FSN focused on building awareness and driving traffic to the Company’s online subscription website, ClubWPT.com.  The Company also recently announced the termination of the WPT-branded online gaming website that will be completed in November.

Revenues in the third quarter of 2008 decreased to $2.8 million, compared to $4.4 million in the same period in 2007, primarily a result of a decrease in domestic television license fees and lower domestic sponsorship fees.  Third quarter operating results included a $1.9 million non-cash asset impairment charge related to an investment in Cecure Gaming.  Excluding this asset impairment charge, net loss in the third quarter of 2008 was $2.5 million compared to $2.2 million in the same period in 2007, primarily a result of lower revenues offset by lower expenses due to cost cutting measures.  Revenues in the first nine months of 2008 decreased to $12.9 million, compared to $16.6 million in the same period in 2007, primarily a result of lower domestic television license fees and product licensing fees.  Net loss in the first nine months of 2008 was $11.1 million compared to $7.8 million in the same period in 2007, primarily a result of lower revenues.

Domestic television license revenues were $0.9 million in the third quarter of 2008, compared to $1.4 million in the third quarter of 2007, which is due to lower per episode license fees under the Game Show Network agreement in effect during the 2008 period, as compared to the Travel Channel agreement which was in effect during the 2007 period.  International television licensing revenues decreased to $0.3 million in the third quarter of 2008 compared to $0.5 million in the third quarter of 2007, with the decrease due to lower fees associated with international distribution agreements.  Product licensing revenues decreased to $0.7 million in the third quarter of 2008, compared to $0.8 million in the third quarter of 2007.  The decrease was primarily due to lower revenues from one customer in the current quarter as compared to the 2007 period.  Online gaming revenues rose modestly in the third quarter of 2008 compared to the third quarter of 2007, and will be discontinued in the fourth quarter of 2008 due to the recently announced shut down of this website.  Event hosting and sponsorship revenues in the third quarter of 2008 decreased to $0.7 million from $1.6 million in the third quarter of 2007, primarily due to no sponsorship revenues from one sponsor in the third quarter of 2008 and lower international sponsorship revenues in the 2008 period.  Other revenues in the third quarter of 2008 were higher than the third quarter of 2007 due to the addition of revenues from the subscription-based website ClubWPT.com in the 2008 period.  In October 2008, FSN began airing, “ClubWPT”, a new poker program focused on building awareness and driving traffic to ClubWPT.com.

Cost of revenues decreased to $1.0 million in the third quarter of 2008 from $1.4 million in the third quarter of 2007.  The decrease was primarily a result of a reduction of previously recorded WPT Season Six television series costs in the current quarter.

Selling, general and administrative expenses decreased to $4.5 million in the third quarter of 2008, compared to $5.7 million in the third quarter of 2007.  Lower personnel-related costs in the current quarter were partially offset by a lease abandonment provision and costs to exit the WPT-branded online gaming website.

The Company performed an impairment analysis of its investment in Cecure Gaming in the third quarter of 2008 due to difficulties Cecure Gaming is having in obtaining capital to finance business development over the next several years.  Third quarter of 2008 operating results included a $1.9 million impairment charge related to this investment.

At September 28, 2008, the Company had no debt, and total cash, cash equivalents and investments in marketable securities of $20.4 million, which included $10.2 million of auction rate securities (“ARS”) backed by student loans, the majority of which are guaranteed under the Federal Family Education Loan Program.  However, as a result of the liquidity issues experienced in the global credit and capital markets, the auctions for all of the Company’s ARS began failing in February 2008.  The ARS continue to pay interest in accordance with the terms of the underlying security; however, liquidity will be limited until there is a successful auction or until such time as other markets for these ARS investments develop.

Based on September account statements received from the firms managing the ARS portfolio, the Company concluded that the value of its ARS has temporarily declined by $1.2 million as of September 28, 2008, a result of the current lack of liquidity.  The $1.2 million unrealized loss is included in accumulated other comprehensive loss in stockholders’ equity as of September 28, 2008.  The Company does not believe that the lack of liquidity relating to ARS will have an impact on its ability to fund its operations during the next twelve months.

“We continue to pursue three major businesses: our emerging sponsor model of distributing the World Poker Tour television series, the ClubWPT.com online subscription business and WPT China.  On the other hand, we are ending our online gaming business in November after disappointing returns,” said Steve Lipscomb, President and CEO of WPT Enterprises.  “Of particular interest is our new collaboration with the Fox Sports Network to broadcast 13 one hour episodes of a new television series called “ClubWPT.com”.  The only way that players can get onto the ClubWPT television show is to win a seat on our subscription-based website ClubWPT.com.  FSN is promoting ClubWPT.com through in-show sponsorship, in-show billboards, audio mentions, commercial inventory and website presence on the home page of FoxSports.com.  Fox has also agreed to air 26 all-new one hour episodes of Season Seven of the World Poker Tour television series across the U.S. as a part of FSN’s Sunday sports block in December.”

Fourth Quarter Outlook

For the fourth quarter of 2008, assuming that the first four episodes of Season Seven of the WPT television series air in December, revenues are expected to be in the range of $3.0 — $3.4 million and the net loss is expected to be in the range of $2.9 - $3.3 million.  The Company also expects:

•                  FSN to air the first four episodes of Season Seven of the WPT television series.

•                  To recognize host fees and domestic sponsorship revenues for the first four episodes of Season Seven of the WPT television series in December.  Actual air dates and time slots are controlled by FSN.

•                  To seek foreign sponsorship revenues for Season Seven of the WPT television series.

•                  To produce 13 episodes of the ClubWPT television show and for FSN to air them throughout the quarter.

•                  To obtain 16,000 to 20,000 paying subscribers for ClubWPT.com by the end of the quarter.

•                  To launch the WPT China integrated online and mobile poker game in November and begin to recognize revenue from China-related activities.

•                  To complete the production of Season Two of the WPT China National Traktor Poker TourTM.

Regarding production costs and operating expenses, the Company expects:

•                  To incur production costs relating to Season Seven of the WPT television series while seeking foreign sponsorship revenues.

•                  Minor costs to exit online gaming on the CryptoLogic network.

•                  Higher sales and marketing costs associated with producing 13 episodes of the ClubWPT.com television show.

•                  Increased costs associated with building and launching the WPT China integrated online and mobile poker game platform.

Investor Conference Call

The Company’s quarterly earnings conference call is scheduled to begin today (November 4, 2008) at 1:30 p.m. PT (4:30 p.m. ET).

To participate in the conference call, investors should dial 800-762-8779 ten minutes prior to the scheduled start time.  International callers should dial 480-248-5081.  If you are unable to participate in the live call, a replay will be available beginning Tuesday, November 4, 2008 at 7:30 p.m. ET, through November 11, 2008 at 12:00 a.m. ET.  To access the replay, dial 800-406-7325 (U.S.) or 303-590-3030 (International), and use passcode: 3933517.

The call will be open to all interested investors through a live audio Web broadcast via the Internet on the investor relations section of the Company’s website at http://investor.shareholder.com/wpt/index.cfm.  For those who are not available to listen to the live broadcast, the call will be archived.

About WPTE

WPT Enterprises, Inc. (Nasdaq: WPTE) is one of the most recognized names in internationally televised gaming and entertainment with brand presence in land-based tournaments, television, online and mobile.  WPTE has led innovation in the sport of poker since 2003, when it ignited the global poker boom with the creation of the World Poker Tour® (WPT) television show.  Based on a series of high stakes poker tournaments, WPT is now broadcast globally and will premiere its all-new seventh season on Fox Sports Net’s national sports network in the United States later this year.  WPTE also offers a unique online subscription and sweepstakes-based poker club, ClubWPT.com, which operates in 38 states across the U.S.  Additionally, WPTE owns and operates WPT China, a multi-media company based in Beijing specializing in television production, online and mobile games supporting the WPT China National Traktor Poker Tour™.  WPTE has a 10-year exclusive partnership with the China Leisure Sports Administrative Center to market and build the sport of poker in China.  WPTE also participates in strategic brand license, partnership and sponsorship opportunities.  For more information, www.worldpokertour.com.  WPTE is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO).

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE television and corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE.  These risks and uncertainties include, but are not limited to, the risk that WPTE may not obtain sufficient sponsorship revenues for Season Seven of the WPT; the risk that Fox Sports Network or another viable network does not air Season Seven and later seasons of the WPT; the risk that FSN broadcasts of the ClubWPT television program do not drive sufficient subscribers to the ClubWPT.com website; the risk that the vendor operating the ClubWPT.com website is unable to avoid interruptions in website service; the risk that laws and regulations governing sweepstakes, promotions and giveaways impact our ability to obtain new subscribers for ClubWPT.com; the risk that political, economic or other factors that impact our WPT China business limit our ability to grow our business; and the risk that the vendors and consultants that we use to run our WPT China business limit or prohibit our ability to continue to do business in China.  For more information, review WPTE’s filings with the Securities and Exchange Commission.

WPT ENTERPRISES, INC.

Condensed Consolidated Balance Sheets

	September 28, 2008	December 30, 2007
	(unaudited)
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$5,227	$3,852
Investments in marketable securities	3,883	22,971
Accounts receivable, net	967	2,758
Deferred television costs	1,412	2,198
Other	1,318	830
	12,807	32,609

Investments in marketable securities	11,248	4,200
Property and equipment, net	1,555	1,462
Investment in unconsolidated investee	1,000	2,923
Other	537	503
	$27,147	$41,697

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$392	$736
Accrued payroll and related	501	988
Other accrued expenses	1,254	1,308
Deferred revenue	1,010	2,870
	3,157	5,902

Commitments and contingencies

Stockholders’ equity:	23,990	35,795
	$27,147	$41,697

WPT ENTERPRISES, INC.

Condensed Consolidated Statements of Loss and Comprehensive Loss

(unaudited)

	Three months ended		Nine months ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
	(In thousands, except per share data)
Revenues:
License fees:
Domestic television	$900	$1,424	$5,400	$8,132
International television	286	490	1,459	1,709
Product licensing	654	759	1,914	2,618
	1,840	2,673	8,773	12,459

Online gaming	150	119	688	929
Event hosting and sponsorship fees	676	1,575	3,023	3,058
Other	166	38	382	171
	2,832	4,405	12,866	16,617

Cost of revenues	997	1,355	6,452	6,594
Gross profit	1,835	3,050	6,414	10,023

Selling, general and administrative expense	4,534	5,709	16,437	16,942
Asset impairment and abandonment charges	1,923	—	1,923	2,270
Loss from operations	(4,622)	(2,659)	(11,946)	(9,189)

Other income:
Realized gain on sale of investment	—	—	11	—
Interest	203	448	804	1,359
Loss before income taxes	(4,419)	(2,211)	(11,131)	(7,830)

Income taxes	—	—	—	—
Net loss	(4,419)	(2,211)	(11,131)	(7,830)

Unrealized gain (loss) on securities	(225)	24	(1,270)	30
Comprehensive loss	$(4,644)	$(2,187)	$(12,401)	$(7,800)

Net loss per common share - basic and diluted	$(0.21)	$(0.11)	$(0.54)	$(0.38)

Weighted-average common shares outstanding - basic and diluted	20,603	20,603	20,603	20,603

Contact:

WPT Enterprises, Inc.

Thomas Flahie, Interim Chief Financial Officer

323-330-9900

tflahie@worldpokertour.com

or

Investor Relations Contact:

ICR, Inc.

Andrew Greenebaum

310-954-1100

agreenebaum@icrinc.com